Exhibit 5.1

111 S. Calvert Street

27th Floor

Baltimore, MD 21202-6174

Tel 410.528.5600

Fax 410.528.5650

www.ballardspahr.com

November 2, 2022

Orion Office REIT Inc.

2325 E. Camelback Road, Suite 850

Phoenix, Arizona 85016

Re:

Orion Office REIT Inc., a Maryland corporation (the “Company”) – Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on the date hereof on Form S-3 (as amended from time to time, the “Registration Statement”) pertaining to the registration of the resale from time to time of up to 1,120,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”) issuable upon the exercise of certain Warrants (as defined below)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement, of the resale from time to time by certain selling stockholders (the “Selling Stockholders”) named in the Prospectus included as part of the Registration Statement, of up to 1,120,000 shares (the “Shares”) of common stock of the Company, issuable to the Selling Stockholders upon exercise of the Warrants. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on July 1, 2021 and Articles of Amendment and Restatement filed with the Department on November 10, 2021 (the “Charter”);

BALLARD SPAHR LLP

Orion Office REIT Inc.

November 2, 2022

(ii)	the Amended and Restated Bylaws of the Company, dated as of November 15, 2021(the “Bylaws”);

(iii)	resolutions adopted by the Board of Directors, on or as of November 9, 2021, and November 1, 2022 (the “Directors’ Resolutions”);

(iv)

the Registration Statement and the related base prospectus dated November 2, 2022 (the “Base Prospectus”), and the related prospectus supplement dated November 2, 2022 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”);

(v)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(vi)

that certain Warrant to Purchase Shares, dated on or about November 12, 2021, issued to OAP Holdings, LLC, a Delaware limited liability company by the Company (the “OAP Warrant”), and that certain Warrant to Purchase Shares, dated on or about November 12, 2021, issued to Arch Street Capital Partners, LLC, a Delaware limited liability company, by the Company, (together with the OAP Warrant, collectively, the “Warrants”);

(vii)

a certificate of Paul C. Hughes, General Counsel and Secretary of the Company, and Gavin B. Brandon, Chief Financial Officer, Executive Vice President and Treasurer of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the Warrants are true, correct and complete, have not been rescinded or modified and are in full force and effect as of the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions; and

(viii)

such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this opinion letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

BALLARD SPAHR LLP

Orion Office REIT Inc.

November 2, 2022

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original Documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)

the form of certificate, receipt or other instrument or document representing the Securities approved subsequent to the date hereof will conform in all respects to the requirements applicable under Maryland law;

(e)	none of the Shares will be issued or transferred in violation of the provisions of Article VI of the Charter relating to restrictions on ownership and transfer of shares of stock of the Company; and

(f)

upon the issuance of the Shares subsequent to the date hereof, the total number of shares of Common Stock issued and outstanding on the date subsequent to the date hereof on which the Shares are issued will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.

The Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and when issued and delivered by the Company in accordance with the terms of the Warrants and payment of the exercise price therefor, as established under the terms of the Warrants, such Shares will be validly issued, fully paid and non-assessable.

BALLARD SPAHR LLP

Orion Office REIT Inc.

November 2, 2022

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Securities. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP